Exhibit 99.1

Fulton Financial Corporation

(Logo Omitted)

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
Full text available on PR Newswire	Office:	717-291-2739

Fulton Financial announces increase in third quarter earnings

(October 19) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $39.1 million in the third quarter of 2004, resulting in a 6.7 percent increase in diluted net income per share, up to 32 cents in 2004 from 30 cents in 2003. Net income increased 13.8 percent over the $34.4 million reported for the third quarter of 2003. Annualized return on average assets was 1.48 percent for the quarter and annualized return on average equity was 14.12 percent.

The Lancaster, Pennsylvania-based financial holding company reported net income of $112.8 million for the nine months ended September 30, 2004, a 10.1 percent increase over the same period in 2003. Diluted net income per share for the first nine months of 2004 increased to 94 cents, a 3.3 percent increase over the 91 cents reported in 2003. Total assets at September 30, 2004 were approximately $10.6 billion.

“Continued strong loan growth and an improving net interest margin led to an increase in net interest income for the quarter”, said Rufus A. Fulton, Jr., chairman and chief executive officer. “Our newest affiliate, Resource Bank, was acquired on April 1, 2004 and contributed to the growth in our balance sheet and to the increase in our net income for the quarter. We also continued to realize the benefits of excellent asset quality, which resulted in a lower provision for loan losses compared to 2003.”

Total loans, net of unearned income, increased $1.4 billion, or 23.4 percent, to $7.2 billion at September 30, 2004. Approximately $683 million of this increase resulted from the Resource acquisition. The remaining increase was realized mainly in commercial loans and commercial mortgages, which grew $490 million, or 12.5 percent (including the purchase of a $165 million agricultural loan portfolio in December, 2003), and home equity loans, which increased $212 million, or 25.6 percent, since September 30, 2003.

Non-performing assets were 0.34 percent of total assets at September 30, 2004 and 0.41 percent of total assets at September 30, 2003, reflecting an improvement in overall asset quality. Annualized net charge-offs for the quarter ended September 30, 2004 were 0.06 percent of average total loans, compared to 0.14 percent for the same period of 2003. For the nine months ended

September 30, 2004, annualized net charge-offs were 0.08 percent of average loans, compared to 0.17 percent for 2003. As a result of the continued improvement in asset quality, the provision for loan losses decreased $1.1 million, or 48.6 percent, to $1.1 million in the third quarter of 2004 as compared to $2.2 million in the same period in 2003.

Total deposits increased $626 million, or 9.2 percent, from $6.8 billion at September 30, 2003 to $7.5 billion at September 30, 2004. Approximately $571 million of this increase resulted from the Resource acquisition, with the remaining $55 million net increase resulting from growth in core demand and savings accounts, offset by a decrease in time deposits.

Net interest income for the third quarter increased $18.7 million, or 25.4 percent, compared to the same quarter in 2003, with approximately $8.8 million of the increase attributable to the Resource acquisition. Net interest margin was 3.88% for the third quarter of 2004, compared to 3.62% for the same period in 2003 and 3.73% for the second quarter of 2004. This resulted from an increase in average yields on earning assets coupled with a decrease in average costs of deposits, particularly time deposits.

Other income increased $1.5 million, or 4.9 percent, to $32.0 million in the third quarter of 2004, largely due to growth in deposit account related income. Resource added approximately $3.9 million in mortgage banking income, which offset the decreases experienced by the Corporation’s other mortgage banking business due to recent declines in mortgage refinancing activity. Investment securities gains decreased $3.7 million, or 52.3%, to $3.3 million for the third quarter of 2004.

Other expenses increased $11.1 million, or 18.7 percent, compared to the third quarter of 2003. Approximately $8.3 million of this increase resulted from the Resource acquisition. The remaining $2.8 million, or 4.8 percent, increase was due primarily to normal increases in salaries and the continuing increase in the cost of health and retirement benefits. Intangible amortization expense increased $611,000 compared to the third quarter of 2003 as a result of acquisitions.

Fulton Financial Corporation is a $10.6 billion Lancaster, Pennsylvania-based financial holding company which operates 208 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ, Premier Bank, Doylestown, PA, and Resource Bank, Virginia Beach, VA.

The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA. Residential mortgage loans are offered by all banks through both Fulton Mortgage Company and Resource Mortgage.

In June 2004, the Corporation announced that it will acquire First Washington FinancialCorp, headquartered in Windsor, New Jersey. First Washington’s banking subsidiary, First Washington State Bank, with approximately $486 million in assets, operates sixteen community banking offices in Mercer, Monmouth and Ocean Counties in New Jersey. The acquisition is expected to be completed on or before April 15, 2005.

In June 2004, the Corporation announced a share repurchase program of 4 million shares of its stock as market conditions warrant through December 31, 2004.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Forward-Looking Statements:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loan and deposit products, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration and customers’ acceptance of the Corporation’s products and services.

The Corporation’s forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, the Corporation assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

#   #   #

2004